Exhibit 99.1

[TIME WARNER TELECOM LOGO]

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303-566-1000	303-566-1354

Time Warner Telecom Announces Second Quarter 2003 Results

— Despite lower revenues, EBITDA margins increased to 31% —

— Selling, general and administrative costs decrease 20% and

Operating costs decrease 10% from second quarter 2002 —

— Net Loss narrows 6% from second quarter 2002 —

LITTLETON, Colo., July 28, 2003 — Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of metro and regional optical broadband networks and services to business customers, today announced its second quarter 2003 financial results, including $162.8 million in revenue, $50.2 million in EBITDA1, and a net loss of $(29.0) million.

“Our discipline and focus on long-term success continue to strengthen our leadership position as a competitive service provider,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “Our strategic goal to increase revenue from end-user customers has been successful, with a 26% net increase in end-user revenue in the second quarter of this year versus last year. However, this growth has been offset by disconnects from our largest customer, WorldCom, as well as other carriers. While disconnects continue, they averaged more than a third lower in the first half of 2003 than in the same period last year, excluding the impacts of WorldCom. We continue to generate strong EBITDA and margins. The health of our revenue is demonstrated through strong accounts receivables and cash collections, resulting in lower bad debt expense and a decrease in our days sales outstanding.”

Results from Operations

Revenue

Revenue for the quarter was $162.8 million, as compared to $184.6 million for the same period last year. The largest components of the quarterly decrease resulted from a reciprocal compensation settlement of $13.9 million in the second quarter of last year and a

29% decrease in intercarrier compensation year-over-year. For the quarter, data and internet services revenue increased 10%, dedicated transport revenue decreased 4%, and switched services revenue decreased 2%, as compared to the same period last year. The decrease in intercarrier compensation primarily reflects mandated rate reductions as well as fewer minutes of use related to disconnects.

EBITDA and Margins

EBITDA for the quarter was $50.2 million, reflecting a 6% decrease from the same period last year. Excluding the reciprocal compensation settlement from the second quarter of last year, EBITDA increased 28%.

EBITDA margin improved to 31% for the quarter. This compares to 29% for the second quarter of 2002, or 23% excluding the reciprocal compensation settlement. Gross margin was 60% for the quarter. This compares to 61% for the second quarter 2002, or 57% excluding the settlement.

The current quarter margins reflect the Company’s effort to reduce costs including a decrease in headcount, decreased carrier costs, reduced bad debt expense as well as other cost efficiency measures. The cost savings for the quarter resulted in a 20% decrease in selling, general and administrative costs and a 10% decrease in operating costs from the same period last year.

The Company utilizes a fully burdened gross margin, including network costs, national IP backbone costs and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.

Net Loss

The Company reported a net loss of $(29.0) million, or $(.25) per share, for the second quarter of 2003, as compared to a net loss of $(30.8) million, or $(.27) per share, for the same period last year. The net loss narrowed primarily due to lower depreciation and amortization, which was offset by lower EBITDA.

Capital Expenditures

Capital expenditures for the quarter were $27.9 million, as compared to $30.1 million for the same period last year. The Company has revised its guidance for 2003 capital expenditures to $150 million from $200 million. “Our stated goal to add more on-net buildings and expand our network reach remains in place,” said David Rayner, Time Warner Telecom’s Senior Vice President and Chief Financial Officer. “However, the spending cycle is being delayed into 2004 relative to our original plan, primarily due to the physical logistics of adding buildings.”

Operating Highlights

As of June 30, 2003, the Company reported $505.2 million in cash and marketable securities. The Company is in compliance with all its financing agreements.

The Company continued to experience high levels of customer disconnects and bankruptcies associated with the overall economic environment. Disconnects in the quarter resulted in the loss of $3.1 million in monthly revenue, including $0.9 million related to WorldCom, compared to $3.7 million of monthly revenue from disconnects experienced in the first quarter 2003 with $1.7 million related to WorldCom. Disconnects for the second quarter of 2002 totaled $4.0 million.

Approximately $11.9 million of revenue in the second quarter was from WorldCom, as compared to approximately $14.8 million in the first quarter of 2003, and $20.9 million in the second quarter of last year. The $9.0 million reduction in revenue from WorldCom as compared to the second quarter of last year impacted dedicated transport services, switched services, and data and internet revenue by $1.8 million, $2.5 million, and $4.5 million, respectively, with a minor impact on intercarrier compensation. “While the decrease in revenue in the second quarter was at the low end of our previous estimate of $3 to $5 million, this primarily reflects a delay of disconnects,” said Rayner. Correspondingly, the Company expects an additional decrease in revenue from WorldCom of approximately $4 million in the third quarter of 2003.

Initiatives

In early 2003, the Company launched several growth-enabling initiatives to expand its network and sales reach. These initiatives include increasing the sales force, engaging in joint marketing activities, launching new data and IP products, and increasing network investments in existing markets.

The Company has increased its sales force by over 20% in the first half of 2003, which is solid progress against the goal of growing the sales force nearly 30% for the year.

The Company is expanding its networks to reach more customer buildings and to continually add new products and services that ride over its networks. Time Warner Telecom has broadly deployed its Metro Ethernet, or Native LAN, services to reach more customer locations. The year-over-year quarterly increase in data and internet revenue of 10% demonstrates the Company’s success to date. “Native LAN is opening doors to new customers,” said Herda. “In addition, we are beta testing another new product, IP Centrex, which we believe will provide further opportunities in the future.”

Conclusion

“The underlying strength in our business, as evidenced by growth in our data and internet revenue as well as the significant increase in our end-user revenue, is validation of our strategic focus and direction,” said Herda. “Growth will not return overnight, and we are mindful of ongoing challenges in the near future especially the continuing issues facing the telecom sector, pricing pressure on our most mature products, and ongoing disconnects. It is our intention that our 2003 initiatives will serve as the springboard for growth in 2004. As a result, we are making selective investments while wisely managing our cost structure. We are focused on customer opportunities, product initiatives and cost efficiencies to keep us on the path of long-term growth,” concluded Herda.

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on July 29, 2003 at 9:00 a.m. MT (11:00 a.m. ET). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations”.

The Company provides financial measures generated using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP to describe its business trends. These measures include EBITDA, which is a widely recognized metric of operating performance and liquidity in the telecommunications industry because it eliminates many differences in financial, capitalization and tax structures, as well as non-cash and non-operating charges to income. Management uses EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. EBITDA is reconciled to Net Loss, the most comparable GAAP measure to EBITDA, within the Consolidated Operating Highlights on Page 5. The Company also uses recurring revenue to enhance the comparability of its revenue performance between periods (See Page 10 for a detailed definition and a reconciliation to GAAP Revenue).

1 EBITDA is defined as operating income or loss before depreciation and amortization expense and impairment charges. Accordingly, EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with U.S. GAAP.

About Time Warner Telecom Inc.

Time Warner Telecom Inc., headquartered in Littleton, Colo., delivers “last-mile” broadband data, dedicated Internet access and voice services for businesses in 44 U.S. metropolitan areas. Time Warner Telecom Inc., one of the country’s premier competitive telecom carriers, delivers fast, powerful and flexible facilities-based metro and regional optical networks to large and medium customers. Please visit www.twtelecom.com for more information. The statements in this press release concerning the outlook for 2003 and beyond, including expansion plans, growth prospects, increased sales force, customer disconnects and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. These risks include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2002 Annual Report on Form 10-K. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1) (2)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2003	2002	Growth %	2003	2002	Growth %
Revenue
Dedicated transport services	$88,842	$92,828	-4%	$175,354	$187,614	-7%
Switched services	36,433	37,184	-2%	76,324	73,929	3%
Data and Internet services	24,131	21,924	10%	48,435	42,348	14%

	149,406	151,936	-2%	300,113	303,891	-1%
Intercarrier compensation (3)	13,366	18,698	-29%	27,672	35,462	-22%

	162,772	170,634	-5%	327,785	339,353	-3%
Reciprocal Compensation Settlements	—	13,942	-100%	—	13,942	-100%

Total Revenue	162,772	184,576	-12%	327,785	353,295	-7%

Expenses
Operating costs	65,463	72,812	-10%	131,830	146,167	-10%

Gross Margin	97,309	111,764	-13%	195,955	207,128	-5%
Selling, general and administrative	47,152	58,686	-20%	97,132	115,417	-16%

EBITDA	50,157	53,078	-6%	98,823	91,711	8%

Depreciation, amortization and accretion	54,358	57,172		108,468	114,506

Operating Loss	(4,201)	(4,094)		(9,645)	(22,795)
Interest expense	26,272	25,920		52,612	51,675
(Interest income)	(1,697)	(1,323)		(3,322)	(2,800)
Investment losses	—	1,957		—	1,957

Net loss before income taxes	(28,776)	(30,648)		(58,935)	(73,627)
Income tax expense	225	150		450	300

Loss before cumulative effect of change in accounting principle	(29,001)	(30,798)		(59,385)	(73,927)
Cumulative effect of change in accounting principle (4)	—	—		2,965	—

Net Loss	($29,001)	($30,798)		($62,350)	($73,927)

Capital Expenditures	$27,885	$30,121	-7%	$50,258	$66,991	-25%

Gross Margin
Total As Reported	60%	61%		60%	59%

EBITDA Margin
Total As Reported	31%	29%		30%	26%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	See Page 10 for selected operating highlights.

(3)	Intercarrier Compensation includes switched access and recurring reciprocal compensation.

(4)	Reflects implementation of Statement of Financial Accounting Standards No. 143.

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Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Weighted Average Shares Outstanding (thousands)

Basic and Diluted	114,930	114,753	114,929	114,744

Basic and Diluted Loss per Common Share	$(0.25)	$(0.27)	$(0.54)	$(0.65)

Common shares (thousands)

Actual Shares Outstanding	114,931	114,827	114,931	114,827

Options (thousands)

Options Outstanding	17,727	14,265	17,727	14,265

Options Exercisable	8,098	5,802	8,098	5,802

Options Exercisable and “in the money”	231	—	231	—

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	June 30, 2003	March 31, 2003
Cash and Marketable Debt Securities	$505,237	$487,828

Receivables	60,800	71,710
Less: allowance	(16,677)	(19,559)

Net receivables	44,123	52,151

Other current assets	36,329	31,706

Property, plant and equipment	2,149,646	2,122,233
Less: accumulated depreciation	(750,331)	(698,279)

Net property, plant and equipment	1,399,315	1,423,954

Other Assets	89,990	92,393

Total	$2,074,994	$2,088,032

Current Liabilities
Accounts payable	$32,863	$33,018
Deferred revenue	41,607	42,688
Accrued taxes, franchise and other fees	71,942	71,535
Accrued interest	35,349	15,538
Accrued payroll and benefits	27,229	22,132
Current portion of debt and lease obligations	31,864	29,394
Other current liabilities	117,262	121,997

Total current liabilities	358,116	336,302

Long-Term Debt and Capital Lease Obligations
9.75% Senior unsecured notes	400,000	400,000
10.125% Senior unsecured notes	400,000	400,000
Senior secured debt	408,000	414,000
Capital lease obligations	9,505	8,243
Less: current portion	(31,864)	(29,394)

Total long-term debt and capital lease obligations	1,185,641	1,192,849

Other Long-Term Liabilities	6,206	6,064
Stockholders’ Equity	525,031	552,817

Total	$2,074,994	$2,088,032

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Financing Highlights — Senior Secured Debt

(Dollars in thousands)

Unaudited (1)

Financing Highlights (2)

	As of June 30, 2003
	Total Financing	Outstanding	Undrawn Financing
Revolver	$380,000	—	$380,000
Term Loan A	$220,000	$209,000	—
Term Loan B	$200,000	$199,000	—

	$800,000	$408,000	$380,000

Key Financial Covenants of Senior Secured Debt (2)

	As of June 30, 2003
	Actual Ratio	Required Ratio
Consolidated Leverage Ratio	3.8	Not to exceed 6.75

Senior Leverage Ratio	less than 0	Not to exceed 3.0

Consolidated Interest Coverage Ratio	2.1	Not to be less than 1.1

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	For full terms and conditions of all Company financing agreements please refer to SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2002				2003
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
Operating Metrics:
Route Miles
Metro	10,091	10,433	10,549	10,696	11,075	11,170
Regional	6,835	6,835	6,835	6,694	6,694	6,694

Total	16,926	17,268	17,384	17,390	17,769	17,864

Fiber Miles
Metro	534,974	570,690	575,315	586,721	602,988	604,668
Regional	229,568	229,569	229,569	237,256	237,277	269,759

Total	764,542	800,259	804,884	823,977	840,265	874,427

DS-O Equivalents (000s) (2)	16,954	16,994	17,793	18,225	17,974	17,798

Buildings (3)
On-net	3,173	3,303	3,403	3,541	3,616	3,677
Type II	7,742	8,187	8,385	8,700	9,173	10,087

Total	10,915	11,490	11,788	12,241	12,789	13,764
Networks
Class 5 Switches	41	41	41	41	41	41
Soft Switches	12	12	12	12	12	12

Headcount
Total employees	2,376	2,182	1,913	1,893	1,916	1,932
Sales Account Executives	275	253	227	225	259	275

Customers	6,658	6,809	7,104	7,309	7,598	7,994

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.

(2)	Each DS-O equivalent provides 64 kilobits per second of bandwidth.

(3)	Buildings "On-net" represents customer locations to which the Company's fiber network is directly connected. Type II buildings are carried on the Company's fiber network, including the Company's switch for switched services, with a leased service from the Company's distribution ring to the customer location.

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Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2002				2003
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
Financial Metrics: (1), (3)

Revenue ($000)
Dedicated transport services	$94,786	$92,828	$92,556	$93,758	$86,512	$88,842
Switched services	36,745	37,184	36,078	36,297	39,891	36,433
Data and Internet services	20,424	21,924	23,410	24,535	24,304	24,131

Subtotal	151,955	151,936	152,044	154,590	150,707	149,406
Intercarrier Compensation	16,764	18,698	15,121	15,335	14,306	13,366

Recurring Revenue	168,719	170,634	167,165	169,925	165,013	162,772
Reciprocal compensation settlements	—	13,942	—	5,189	—	—

Total Revenue	$168,719	$184,576	$167,165	$175,114	$165,013	$162,772

EBITDA Reconciliation ($000)
As Reported (2)	$38,633	$53,078	$40,073	$57,432	$48,666	$50,157
Less: Reciprocal compensation settlements	—	($13,942)	—	($5,189)	—	—

Without Reciprocal compensation settlements	$38,633	$39,136	$40,073	$52,243	$48,666	$50,157

Capital Expenditures ($000)	$36,870	$30,121	$25,105	$12,735	$22,373	$27,885

Gross Margin (2), (3)
As Reported	57%	61%	58%	64%	60%	60%
Without Reciprocal compensation settlements	57%	57%	58%	63%	60%	60%

EBITDA Margin (2), (3)
As Reported	23%	29%	24%	33%	29%	31%
Without Reciprocal compensation settlements	23%	23%	24%	31%	29%	31%

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.

(2)	Fourth quarter 2002 EBITDA included $7 million in one time expense savings from reduced operating costs due to settlement and resolution of carrier billing charges.

(3)	The Company separately presents EBITDA, gross margin and EBITDA margin without reciprocal compensation settlements to help enhance comparability of these measures between periods. Total Revenue represents the revenue reported on a GAAP basis.

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